Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018

Sunstone Hotel Investors Names Board Chair Douglas M. Pasquale Interim Chief Executive Officer

Irvine, CA – September 2, 2021 – Sunstone Hotel Investors, Inc. (the "Company" or "Sunstone") (NYSE: SHO), the owner of Long-Term Relevant Real Estate® in the hospitality sector, today announced the appointment of Douglas M. Pasquale, current Chairman of the Sunstone Board, as the Company’s interim Chief Executive Officer, effective immediately.

This appointment follows a mutual agreement to separate between the Board of Directors and John Arabia, who will leave his role as President & Chief Executive Officer and has resigned as a Director of the Company effective immediately. These actions were not related to any matter regarding the Company’s financial condition, reported financial results, internal controls or disclosure controls and procedures. Mr. Pasquale is expected to serve until a successor is identified and will remain Chair of the Board of Directors. The Board will retain an executive search firm to assist in identifying a permanent CEO replacement.

“I look forward to working closely with the Sunstone management team on behalf of our shareholders to capitalize on Sunstone’s strong portfolio and well-positioned balance sheet,” said Mr. Pasquale. “With the proceeds of accelerated sales of non-core assets and modest incremental leverage, we intend to invest in our remaining hotels to unlock latent value and acquire additional hotels that are more likely to create long-term per-share NAV growth, such as the recently acquired Montage Healdsburg Resort. While the Board conducts its search for a new CEO, I look forward to working with our talented management team and expect substantial progress on these objectives in order to deliver sustained, superior results.”

Mr. Pasquale brings extensive management and strategic planning experience from his decades-long career in the real estate industry. He currently serves as CEO of Capstone Enterprises, an investment and consulting firm he founded in January 2012. Previously, he served as Senior Advisor to Ventas, Inc. upon the closing of its acquisition of Nationwide Health Properties, Inc. (“NHP”). Prior to the acquisition, Mr. Pasquale served as the Chairman of the Board of NHP from 2009 to 2011, as President and Chief Executive Officer from 2004 to 2011, and as Executive Vice President and Chief Operating Officer from 2003 to 2004. Prior to joining NHP, Mr. Pasquale held executive roles at ARV Assisted Living, Inc., Atria Senior Living Group, Inc., Richfield Hospitality Services, Inc., and Regal Hotels International-North America. In addition to his management experience, Mr. Pasquale serves on the Boards of

Alexander & Baldwin, Inc., Terreno Realty Corporation, and Dine Brands Global, Inc. He received his B.S. in Accounting and his M.B.A. from the University of Colorado.

“On behalf of the entire Board, I would like to thank John for his leadership over the past six years and his many contributions over the past 10 years,” Mr. Pasquale continued. “We wish him every success in his future endeavors.”

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust ("REIT") that as of the date of this release has interests in 18 hotels comprised of 9,147 rooms, the majority of which are operated under nationally recognized brands. Sunstone's business is to acquire, own, asset manage and renovate or reposition hotels considered to be Long-Term Relevant Real Estate®. For further information, please visit Sunstone's website at www.sunstonehotels.com.